CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (File No. 811-5989 and 33-37011) ("Registration Statement") of our report dated December 11, 2008, relating to the financial statements and financial highlights appearing in the October 31, 2008 Annual Report of Putnam Global Utilities Fund (previously Putnam Utilities Growth and Income Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 13, 2009